Exhibit 99.1

DGPV HOLDCO 3 LLC AND SUBSIDIARIES

Exhibit 99.1

Independent Auditor's Report

The Members
DGPV HoldCo 3 LLC:
We have audited the accompanying consolidated financial statements of DGPV HoldCo 3 LLC and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity (deficit), and cash flows for the years then ended, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DGPV HoldCo 3 LLC and its subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2(h) to the consolidated financial statements, DGPV HoldCo 3 LLC changed its method of accounting for leases as of January 1, 2019, due to the adoption of Accounting Standards Update 2016-02, Leases (Topic 842) and related amendments. Our opinion is not modified with respect to this matter.

(signed) KPMG LLP
Philadelphia, Pennsylvania
March 30, 2020

Exhibit 99.1

DGPV HOLDCO 3 LLC AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2019 and 2018
(In thousands)
Assets	2019	2018
Current assets:
Cash	$19,104	$5,035
Restricted cash	6,862	16,022
Accounts receivable – trade, net	9,251	7,942
Accounts receivable – affiliate	72	—
Derivative instruments	155	184
Prepayments and other current assets	3,153	758
Total current assets	38,597	29,941
Property, plant, and equipment, net	332,176	247,759
Intangible asset for power purchase agreement, net	1,367	1,427
Derivative instruments	2,599	1,489
Right-of-use assets, net	34,767	—
Other non-current assets	310	310
Total assets	$409,816	$280,926
Liabilities and Member's Equity
Current liabilities:
Short-term debt – affiliate	$1,598	$1,604
Current portion of long-term debt	40,996	27,050
Accounts payable – trade	3,765	13,342
Accounts payable – affiliate	11,385	6,929
Accrued interest expense	1,307	1,141
Derivative instruments	862	72
Lease liabilities	500	—
Accrued liabilities	250	7
Total current liabilities	60,663	50,145
Other liabilities:
Long-term debt	169,612	133,277
Derivative instruments	7,712	992
Other non-current liabilities	153	411
Asset retirement obligations	4,151	1,953
Long-term lease liabilities	34,703	—
Total non-current liabilities	216,331	136,633
Total liabilities	$276,994	$186,778
Redeemable noncontrolling interest	(737)	(294)
Commitments and contingencies
Equity:
Member's equity	132,498	96,094
Noncontrolling interest	1,061	(1,652)
Total equity	133,559	94,442
Total liabilities and member's equity	$409,816	$280,926
See accompanying notes to consolidated financial statements.

Exhibit 99.1

DGPV HOLDCO 3 LLC AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2019 and 2018
(In thousands)
	2019	2018
Operating revenues:
Electric revenue	$16,023	$7,417
Renewable energy certificates	11,534	9,699
Government incentives	500	83
Total operating revenues	28,057	17,199
Operating costs and expenses:
Cost of operations	4,335	3,604
Cost of operations – affiliate	2,073	1,199
Depreciation and accretion	8,891	5,234
Total operating costs and expenses	15,299	10,037
Operating income	12,758	7,162
Other income (expense):
Interest income	173	127
Interest expense	(19,120)	(4,460)
Total other expense	(18,947)	(4,333)
Net (loss) income before noncontrolling interest	(6,189)	2,829
Less: noncontrolling interest	(53,058)	(54,498)
Net income attributable to DGPV Holdco 3 LLC	$46,869	$57,327
See accompanying notes to consolidated financial statements.

Exhibit 99.1

DGPV HOLDCO 3 LLC AND SUBSIDIARIES
Consolidated Statements of Members' Equity (Deficit)
Years ended December 31, 2019 and 2018
(In thousands)
					Total
	Contributed		Retained	Noncontrolling	member's
	capital		earnings	interest	equity (deficit)
Balance at December 31, 2017	$(28,591)	$	$28,579	—	$(12)
Net income (loss)	—		57,327	(4,349)	52,978
Cash contributions	120,782		—	5,066	125,848
Cash distributions	(79,970)		—	(2,369)	(82,339)
Distributions to Clearway Renew, non-cash	(2,033)		—	—	(2,033)
Balance at December 31, 2018	$10,188	$	$85,906	$(1,652)	$94,442
Net income (loss)	—		46,869	(52,482)	(5,613)
Cash contributions	123,619		—	56,774	180,393
Cash distributions	(135,719)		—	(1,579)	(137,298)
Contributions, net of distributions, non-cash	1,635		—	—	1,635
Balance at December 31, 2019	$(277)	$	$132,775	$1,061	$133,559
See accompanying notes to consolidated financial statements.

Exhibit 99.1

DGPV HOLDCO 3 LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2019 and 2018
(In thousands)
	2019	2018
Cash flows from operating activities:
Net (loss) income	$(6,189)	$2,829
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and accretion	8,891	5,234
Right-of-use asset amortization	900	—
Provision for losses on accounts receivable	74	—
Amortization of intangible asset	60	60
Amortization of debt issuance costs	1,859	810
Non-cash interest expense applied to long-term debt	4,205	—
Changes in derivative instruments	6,429	(468)
Cash provided (used) by changes in other working capital:
Accounts receivable – trade	(5,273)	(6,368)
Accounts receivable – affiliate	(2)	676
Prepayments and other current assets	49	(253)
Accounts payable – trade	(9,766)	1,687
Accounts payable – affiliate	14,164	(9,204)
Accrued interest expense	166	902
Accrued liabilities	273	(178)
Deferred rent	—	313
Operating lease liabilities	(484)	—
Net cash provided (used) by operating activities	15,356	(3,960)
Cash flows from investing activities:
Capital expenditures	(91,909)	(52,039)
Acquisition of membership interests	(6,032)	(147,014)
Receipt of insurance proceeds	59	—
Net cash used by investing activities	(97,882)	(199,053)
Cash flows from financing activities:
Proceeds from short-term debt – affiliate, net of payments	(5)	500
Proceeds from issuance of long-term debt	94,543	132,289
Payments for long-term debt	(49,720)	—
Payment of debt issuance costs	(611)	(5,680)
Contributions from noncontrolling interests, net of distributions	55,328	46,035
Contributions from member	123,619	125,674
Distributions to member	(135,719)	(79,970)
Net cash provided by financing activities	87,435	218,848
Net increase in cash and restricted cash	4,909	15,835
Cash and restricted cash at beginning of period	21,057	5,222
Cash and restricted cash at end of period	$25,966	$21,057
Supplemental disclosures:
Interest paid	$6,520	$2,703
Interest paid by affiliate	44	513
Non-cash investing and financing activities:
Increase to fixed assets for capitalized asset retirement costs	2,127	887
Increase to fixed assets for capitalized debt issuance costs	1,327	84
Reduction to fixed assets for accrued government incentives	(2,835)	(997)
Additions to fixed assets for accrued capital expenditures	1,873	8,820
Debt issuance costs incurred not paid	(4)	306
Interest added to long-term debt principal	4,205	—
Non-cash contributions	2,220	1,776
Non-cash distribution – developer fee on fixed assets	(1,549)	(8,678)
Accounts payable – affiliate for capital expenditures	(5,773)	(82,653)
See accompanying notes to consolidated financial statements.

Exhibit 99.1

DGPV HOLDCO 3 LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1) Nature of Business
DGPV Holdco 3, LLC, or the Company, a Delaware limited liability company, is a partnership between Clearway Renew DG Holdings, LLC, a subsidiary of Clearway Renew LLC, and DGPV Holding LLC, a subsidiary of Clearway Energy Operating LLC. Clearway Renew LLC is a wholly owned subsidiary of Clearway Energy Group LLC, or Clearway Energy Group, which is a wholly owned subsidiary of Global Infrastructure Partners III, or GIP. Clearway Energy Operating LLC is a wholly owned subsidiary of Clearway Energy LLC, which is a partnership between Clearway Energy, Inc. and Clearway Energy Group.
On August 31, 2018, NRG Energy, Inc., or NRG, transferred its full ownership interest in Clearway Energy, Inc. to Clearway Energy Group, and subsequently sold 100% of its interest in Clearway Energy Group to GIP, including its interests in the Company, referred to as the GIP Transaction. The GIP Transaction did not impact the Company’s direct ownership structure.
The Company was formed on April 26, 2017 as a partnership to facilitate investment in an operating portfolio of distributed solar assets, primarily comprised of community solar projects and commercial distributed solar projects developed by Clearway Energy Group. The Company owns an interest in two portfolios of solar projects that participate in tax equity arrangements with tax equity investors, through its wholly owned subsidiaries, Chestnut Borrower, LLC, or Chestnut Borrower, and Renew Solar CS4 Borrower LLC, or CS4 Borrower. See Note 3, Tax Equity Arrangements, for a more detailed description of each tax equity arrangement. Each of the portfolios owns, operates and maintains solar energy systems that sell power to customers through long-term power purchase agreements, or PPAs. The commercial distributed solar projects sell power to a single commercial offtaker and the community solar projects sell power to a group of offtakers in one location.
The Company is governed by an Amended and Restated Operating Agreement, or Operating Agreement, where Clearway DGPV Holding LLC, or DGPV Holding, is the Class A Member and Clearway Renew DG Holdings, LLC, or Renew DG Holdings, is the Class B Member and the Manager of the Company. As Manager, Renew DG Holdings conducts and directs all operating activities of the Company. Contributions are made to the Company pursuant to requests made by the Manager on behalf of a fund company and calculated using specific modeling guidelines outlined in the Operating Agreement.
Contributions by DGPV Holding are calculated to equal an amount that enables DGPV Holding to achieve an annual yield based on available cash flow of 9.0% on average over the first ten years. Contributions by Renew DG Holdings are calculated based on the purchase price of a project less the relevant contribution from the Fund's tax equity partner and the contribution from DGPV Holding. Pursuant to the Operating Agreement, all tax basis income, gain, loss, deduction and credit, as well as all cash available for distribution, of the Company are allocated at 1% and 99% to the Class B Member and Class A Member, respectively.
(a) Chestnut Fund
The Company's wholly owned subsidiary, Chestnut Borrower, was formed on April 26, 2017 for the purpose of acting as a borrower of term loans for the Chestnut Fund, as described in note 6, Long-Term Debt, and Chestnut Borrower owns a 100% of Chestnut Class B LLC, the Class B Member of the Clearway Chestnut Fund LLC, or Chestnut Fund, tax equity arrangement. Chestnut Class B LLC, or Chestnut Class B, is the Managing Member of Chestnut Fund and conducts and directs all operating activities of the fund. The Class A Member of Chestnut Fund, or Investor Member, is Firstar Development, LLC, or Firstar, an affiliate of U.S. Bancorp.

Exhibit 99.1

Chestnut Fund's 100% owned subsidiaries and related solar facilities are listed below:

Project company	Facility	Type	Location	Facility capacity (kWdc)	Commercial operations date	PPA offtaker	PPA term in years
Black Cat Road Solar, LLC	77 Black Cat Rd	Community	MA	1,321	08/30/17	Ahold USA/Various (a)	20
Brook St Solar 1, LLC	134 Brook St A, B & C	Community	MA	6,480	09/06/17	Target Ahold USA/Various (a)	15 20
Solar Mule, LLC	Colby College	Commercial	ME	1,811	09/18/17	Colby College	27 (b)
Big Lake Holdco LLC	Big Lake	Community	MN	6,912	10/01/17	Various	25
Solar West Shaft LLC	N Adams-West Shaft Rd	Community	MA	1,346	10/10/17	Ahold USA/Raytheon/Various (a)	20
DG Foxborough Elm LLC	Elm Street	Community	MA	2,614	10/12/17	Town of Foxborough/Various (a)	20
Redbrook Solar 1 LLC	Redbrook B, C & D	Community	MA	5,568	11/09/17	Ahold USA/Various (a)	20
Northfield Holdco LLC	Northfield	Community	MN	6,962	12/01/17	Various	25
Waterford Holdco LLC	Waterford	Community	MN	3,767	12/01/17	Various	25
Center St Solar 1 LLC	1077 Center St A, B & C	Community	MA	3,870	12/21/2017 & 01/03/2018	Target Raytheon/Various (a)	15 20
TOS Solar 1, LLC	725 Guelphwood	Community	MA	646	12/30/17	Target/Various (a)	15/20
TOS Solar 2, LLC	726 Guelphwood	Community	MA	1,341	12/30/17	Target/Various (a)	15/20
Stafford St Solar 1, LLC	466 Stafford St Site A	Community	MA	2,776	12/31/17	Target/Various (a)	15/20
Stafford St Solar 3, LLC	466 Stafford St Site C	Community	MA	1,388	12/31/17	Raytheon/Various (a)	20
ETCAP NES CS MN 02 LLC	Nystuen	Community	MN	1,055	05/01/18	100% residential	25
ETCAP NES CS MN 06 LLC	Armstrong	Community	MN	3,714	05/01/18	Various	25
Stafford St Solar 2, LLC	466 Stafford St Site B	Community	MA	2,776	05/09/18	Target/Various (a)	15/20
Bullock Road Solar 1, LLC	247 & 249 Bullock	Community	MA	5,754	07/25/18	Various	20
Mapleton Solar LLC	Mapleton	Community	MN	5,080	09/01/18	Various	25
Osakis Solar LLC	Osakis	Community	MN	7,213	09/01/18	Various	25
Solar Wauwinet LLC	85 Wauwinet Rd-Barre	Community	MA	1,294	09/17/18	Target/Various (a)	15/20
Minisink Solar 1 LLC	Minisink North	Community	NY	2,495	10/26/18	100% residential	20
Minisink Solar 2 LLC	Minisink South	Community	NY	2,795	11/01/18	100% residential	20
DG Marathon LLC	Sage Stone	Community	MA	2,614	01/04/19	Ahold USA/Various (a)	20
				81,592

(a) 50% sold through community solar services agreements and 50% sold to named customer through net metering purchase agreements.
(b) The initial term of 27 years shall automatically extend for 3 years, then for 1 year in perpetuity unless terminated by either party.
(b) CS4 Fund
The Company's wholly owned subsidiary, CS4 Borrower, was formed on July 9, 2018 for the purpose of acting as the borrower under a credit agreement for the CS4 Fund, as described in note 6, Long-Term Debt, and CS4 Borrower owns 100% of Renew Solar CS4 Class B LLC, the Class B Member of the Renew Solar CS4 Fund LLC, or CS4 Fund, tax equity arrangement. Renew Solar CS4 Class B LLC, or CS4 Class B, is the Managing Member of CS4 Fund and conducts and directs all operating activities of the fund. The Class A Member of CS4 Fund, or Investor Member, is PNC Commercial, LLC, or PNC, an indirect wholly owned subsidiary of PNC Financial Services Group, Inc. CS4 Borrower's wholly owned subsidiary Renew Solar CS4 Seller LLC, or CS4 Seller, acquires the project entities from a subsidiary of Clearway Renew, funds the construction of the projects, and in turn, sells these projects to CS4 Fund.

Exhibit 99.1

CS4 Fund's 100% owned subsidiaries and related solar facilities are listed below:

		Facility	Commercial
		capacity	operations		PPA
Project company	Location	(kWdc)	date	PPA offtaker	terms
Montevideo Solar LLC	Minnesota	7,497	1/1/2019	Various	25 years
Underhill Solar LLC	New York	3,011	3/18/2019	NYSERDA/Various (b)	10/20 years
Bluestone Solar LLC	New York	3,013	3/27/2019	Various	20 years
Chisago Holdco LLC	Minnesota	3,937	5/1/2019	Various	25 years
Frontenac Holdco LLC	Minnesota	7,208	5/1/2019	Various	25 years
CMR Solar LLC	New York	2,808	5/10/2019	NYSERDA/Various (b)	10/20 years
Sartell Solar LLC	Minnesota	7,501	6/1/2019	Various	25 years
Grabinski Solar LLC	New York	3,002	7/25/2019	Various	20 years
Clara City Solar LLC	Minnesota	1,400	9/1/2019	Various	25 years
New Munich Solar LLC	Minnesota	1,400	9/1/2019	Various	25 years
Olinda Trail Solar LLC	Minnesota	1,400	9/1/2019	Various	25 years
Rollingstone Holdco LLC	Minnesota	7,005	9/1/2019	Various	25 years
Stearns Solar I LLC	Minnesota	1,400	9/1/2019	Various	25 years
Wabasha Solar LLC	Minnesota	1,400	9/1/2019	Various	25 years
Wabasha Solar II LLC	Minnesota	1,400	9/1/2019	Various	25 years
Wabasha Solar III LLC	Minnesota	1,400	9/1/2019	Various	25 years
Winona Solar I LLC	Minnesota	1,400	9/1/2019	Various	25 years
Winona Solar II LLC	Minnesota	1,400	9/1/2019	Various	25 years
Mount Hope Solar 1 LLC	New York	2,793	10/9/2019	Various	20 years
Rounseville Solar 1, LLC	Massachusetts	3,324	11/14/19	Various	20 years
Wilmarth Lane Solar 1 LLC	Massachusetts	6,372	N/A (a)	Various	20 years
Partridgeville Road Solar 1 LLC	Massachusetts	4,743	N/A (a)	Various	20 years
Eastman Street Solar 1 LLC	Massachusetts	1,438	N/A (a)	Various	20 years
		76,252

(a) Projects have not yet begun commercial operations.
(b) 1,000 kWdc sold to New York State Energy Research and Development Authority, or NYSERDA, through the 10-year PPA and the remainder through community solar customer agreements.

Exhibit 99.1

The following diagram provides further information related to the Company’s ownership structure as of December 31, 2019:

GIP
Public Shareholders
Clearway Energy Group LLC
100% Class B and Class D Common Stock: Aggregate 54.95% Voting Interest
100% Class A and Class C Common Stock: Aggregate 45.05% Voting Interest
Clearway Energy, Inc
100% Class B and Class D Units: Aggregate 42.99% Economic Interest
Sole Managing Member
100% Class A and Class C Units: Aggregate 57.01% Economic Interest
Clearway Renew LLC
Clearway Energy LLC
Clearway Energy Operating LLC
Renew DG Holdings LLC (Class B Member)
DGPV Holding LLC (Class A Member)
DGPV Holdco 3 LLC
Keybank N.A. (Lender)
Renew Solar CS4 Borrower LLC
Chestnut Borrower LLC
Deutsche Bank AG (Lender)
Renew Solar CS4 Class B LLC [Class B Member]
Chestnut Class B LLC [Class B Member]
PNC Commercial, LLC (Class A Member)
Renew Solar CS4 Fund LLC
Clearway Chestnut Fund LLC
Firstar Development, LLC (Class A Member)

(2) Summary of Significant Accounting Policies
(a) Basis of Presentation and Principles of Consolidation
The Company’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP. The Accounting Standards Codification, or ASC, established by the Financial Accounting Standards Board, or FASB, is the source of authoritative U.S. GAAP to be applied by nongovernmental entities.
The consolidated financial statements include the Company's accounts and operations of those of its subsidiaries. All significant intercompany transactions and balances have been eliminated in the consolidated financial statements. The usual condition for a controlling financial interest is ownership of a majority of the voting interests of an entity. However, a controlling financial interest may also exist through arrangements that do not involve controlling voting interests. As such, the Company applies the guidance of ASC 810, Consolidations, to determine when an entity that is not controlled through its voting interests should be consolidated.
The Company has elected not to push down the effects of the GIP Transaction to its consolidated financial statements and accordingly, there was no change in basis of presentation related to the GIP Transaction.

Exhibit 99.1

(b) Restricted Cash
The following table provides a reconciliation of cash and restricted cash reported within the consolidated balance sheets that sum to the total of the same such amounts shown in the consolidated statements of cash flows as of December 31, 2019 and 2018 (in thousands):

	2019		2018
Cash	$19,104	$	$5,035
Restricted cash	6,862		16,022
Cash and restricted cash shown in the consolidated statements of cash flows	$25,966	$	$21,057
As of December 31, 2019, restricted cash consists of $5 million held at Renew Solar CS4 Borrower LLC for debt service and $2 million held at Chestnut Class B Borrower LLC for distributions and to satisfy reserves for performance obligations. As of December 31, 2018, restricted cash consists of $5 million held at Renew Solar CS4 Borrower LLC for debt service and $10 million held at Chestnut Class B Borrower LLC for distributions and to satisfy reserves for performance obligations.
(c) Accounts Receivable – Trade
Accounts receivable represent trade receivables from sales of electricity to residential, commercial and municipal customers. Also included in accounts receivable – trade are receivables for the sale of renewable energy credits to a former affiliate, NRG Power Marketing LLC and receivables related to government incentives. The Company reviews its accounts receivable by aging category to identify significant customer balances with known collections issues. In evaluating the allowance, the Company makes judgments about the creditworthiness of its customers based on ongoing credit evaluations. The Company also considers current economic trends that might impact the level of future credit losses. As of December 31, 2019 and 2018, the allowance for doubtful accounts was $52 thousand and $11 thousand, respectively.
(d) Debt Issuance Costs
Debt issuance costs consist of legal fees and closing costs incurred by the Company in obtaining its financings. These costs are capitalized and amortized as interest expense on a basis which approximates the effective interest method over the term of the financing obligation and are presented as a direct deduction from the carrying amount of the related debt.
Amortization expense, included in interest expense in the consolidated statements of operations, was $1,859 thousand and $810 thousand for the years ended December 31, 2019 and 2018, respectively.
(e) Property, Plant, and Equipment
The Company purchased certain of its solar installations from Clearway Renew and its subsidiaries through its acquisitions of wholly owned project subsidiaries listed in note 1, Nature of Business. The acquisitions were recorded as a transfer of assets under common control and accordingly, the assets are recorded at Clearway Renew’s historical cost. The excess of the purchase price over the historical cost was recorded as a developer fee as a non-cash reduction to member's equity. Purchased solar installations from third parties are stated at cost.
Significant additions or improvements extending asset lives are capitalized as incurred, while repairs and maintenance that do not improve or extend the life of the respective asset are charged to expense as incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Certain assets and their related accumulated depreciation amounts are adjusted for asset retirements and disposals with the resulting gain or loss included in cost of operations in the consolidated statements of operations. See note 4, Property, Plant, and Equipment, for additional information.
Interest incurred on funds borrowed to finance capital projects is capitalized until the project under construction is ready for its intended use. The amount of interest capitalized for the years ended December 31, 2019 and 2018 was $2,134 thousand and $506 thousand, respectively.
Construction in progress represents cumulative construction costs, including the costs incurred for the purchase of major equipment and engineering costs and capitalized interest. Once the project achieves commercial operation, the Company reclassifies the amounts recorded in construction in progress to plant equipment.

Exhibit 99.1

(f) Intangible Asset
Intangible asset for power purchase agreement represents the fair value of the out-of-market component of the PPA acquired at the DG Foxborough Elm LLC facility determined at acquisition date, when Clearway Renew acquired the project from a third party. The Company recognizes specifically identifiable intangible assets when specific rights and contracts are acquired. This definite-lived intangible asset is amortized as a reduction to operating revenues on a straight line basis over the term of the PPA (through October 2042), which is 25 years from the date the facility achieved commercial operations.
As of December 31, 2019 and 2018, the intangible asset subject to amortization consists of the following (in thousands):

	2019	2018
Intangible asset for power purchase agreement	$1,500	$1,500
Less accumulated amortization	(133)	(73)
Net intangible asset for power purchase agreement	$1,367	$1,427
Aggregate amortization expense was $60 thousand for each of the years ended December 31, 2019 and 2018, which was recorded as a reduction to operating revenues in the consolidated statements of operations. Estimated amortization expense for each of the next five years is $60 thousand.
(g) Asset Impairments
Long-lived assets that are held and used are reviewed for impairment whenever events or changes in circumstances indicate carrying values may not be recoverable. Such reviews are performed in accordance with ASC 360, Property, Plant, and Equipment. An impairment loss is indicated if the total future estimated undiscounted cash flows expected from an asset are less than its carrying value. An impairment charge is measured by the difference between an asset’s carrying amount and fair value with the difference recorded in operating costs and expenses in the consolidated statements of operations. Fair values are determined by a variety of valuation methods, including third-party appraisals, sales prices of similar assets, and present value techniques. There were no indicators of impairment loss as of December 31, 2019 and 2018.
(h) Leases
The Company adopted ASU No. 2016-02, Leases (Topic 842), or Topic 842, on January 1, 2019, using the modified retrospective transition method and therefore, prior period financial information has not been adjusted and continues to be reflected in accordance with the Company's historical accounting policy. Topic 842 requires the establishment of a lease liability and related right-of-use, or ROU, asset for all leases with a term longer than 12 months. The Company elected certain of the permitted practical expedients, including the expedient that permits the Company to retain its existing lease assessment and classification. The Company also elected to account for lease and non-lease components for specific asset classes as a single lease component.
The adoption of the standard resulted in the recording of operating lease liabilities of $30.4 million and related ROU assets of $30.4 million. There was no impact to the Company’s consolidated statement of operations or cash flows. The Company utilized its incremental borrowing rate at adoption date of 4.17% to determine the amount of the lease liabilities.
All of the Company’s leases are operating leases as of December 31, 2019.
For new leases, the Company records its operating lease liabilities at the present value at lease commencement date of the lease payments over the lease term. Lease payments include fixed payment amounts, as well as variable rate payments based on an index initially measured at lease commencement date. Variable payments, including payments based on future performance and based on index changes, are recorded as the expense is incurred. The Company determines the relevant lease term by evaluating whether renewal and termination options are reasonably certain to be exercised. The Company uses its incremental borrowing rate to calculate the present value of the lease payments, based on information available at the lease commencement date.
See note 2(k), Revenue Recognition below and note 8, Leases for information on the Company's leases.
(i) Deferred Rent
Prior to the adoption of Topic 842, the Company recorded rent expense on a straight line basis over the life of the lease term. The cumulative difference between the payments made and the expense recognized was recorded in deferred rent on the consolidated balance sheets.

Exhibit 99.1

(j) Income Taxes
The Company is classified as a partnership for federal and state income tax purposes. Therefore, federal and state income taxes are assessed at the partner level. Accordingly, no provision has been made for federal or state income taxes in the accompanying consolidated financial statements.
(k) Revenue Recognition
On January 1, 2018, the Company adopted the guidance in ASC 606, Revenue from Contracts with Customers, or ASC 606, using the modified retrospective method applied to contracts which were not completed as of the adoption date, with no adjustment required to the financial statements upon adoption. Following the adoption of ASC 606, the Company's revenue recognition of its contracts with customers remains materially consistent with its historical practice. The comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. The Company's policies with respect to its various revenue streams are detailed below. In general, the Company applies the invoicing practical expedient to recognize revenue for the revenue streams detailed below, except in circumstances where the invoiced amount does not represent the value transferred to the customer.
Electric Revenue
The Company's electric revenue is related to energy contract revenue from the PPAs listed in note 1, Nature of Business. The contractual rates could be fixed or increase annually during the terms of the PPAs, ranging from 10-27 years. Electric revenue is billed and paid on a monthly basis.
The PPA at Solar Mule, LLC is accounted for as an operating lease. Previously ASC 840, Leases, or ASC 840, and currently Topic 842, requires the minimum lease payments received to be amortized over the term of the lease and contingent rentals are recorded when the achievement of the contingency becomes probable. Judgment is required by management in determining the economic life of each generating facility, in evaluating whether certain lease provisions constitute minimum payments or represent contingent rent and other factors in determining whether a contract contains a lease and whether the lease is an operating lease or capital lease. The lease has no minimum lease payments and all of the rental income under this lease is recorded as contingent rent on an actual basis each period when electricity is produced by the solar facility and delivered to the offtaker at the rate billable per kWh under the terms of the PPA. The lease has renewal options at the end of the lease term. Termination may be allowed under specific circumstances in the lease arrangement, such as under an event of default.
For PPAs accounted for as executory contracts under ASC 606, revenue is recognized on an accrual basis each period, as electricity is produced by the solar facility and delivered to the offtaker at the rate billable per kWh under the terms of the PPA.
The Company's electric revenue for the years ended December 31, 2019 and 2018 is summarized as follows (in thousands):

	2019	2018
Energy revenue	$15,669	$7,205
Lease revenue	245	272
Contract amortization	(60)	(60)
Total electric revenue	$15,854	$7,417
Renewable Energy Certificates, or RECs
The Company has entered into agreements with NRG Power Marketing LLC, or PML, a wholly owned subsidiary of NRG, to purchase and sell RECs generated from 2017 through 2028 by the Massachusetts projects in accordance with vintage years, quantities, and prices in the REC agreements with PML. Prices range between $123.16 and $270.00 per REC. PML sells the RECs to third parties. Revenue is recognized as the REC is generated based on actual production multiplied by the contract rates. REC revenue is billed and paid on a quarterly basis. REC revenue from PML is recorded as Renewable energy certificates – affiliate prior to the GIP Transaction, and as Renewable energy certificates after the GIP Transaction, in the consolidated statements of operations.

Exhibit 99.1

Government Incentives
The Company is entitled to state performance based incentives, or PBIs, paid by NYSERDA for the Minisink Solar 1 LLC and Minisink Solar 2 LLC projects, not to exceed $900,607 for Minisink Solar 1 LLC and $1,092,655 for Minisink Solar 2 LLC, as well as for five projects in the CS4 Fund, not to exceed $5.7 million. The incentive payments for each project will consist of one payment at commercial operation date for 50% of the awarded amount, which was recorded to property, plant, and equipment, and two annual performance-based payments each of which is estimated to be 25% of the incentive. For CS4 Fund, the commercial operation date payment of $2.8 million for all five projects was recorded to property, plant and equipment in 2019. The two annual performance based payments are earned monthly based upon the actual electricity produced by the project multiplied by a rate stipulated in the agreements. PBI revenue is recorded as Government incentives in the consolidated statements of operations. As of December 31, 2019, $2.8 million was recorded to prepayments and other currents related to the NYSERDA commercial operation date payment, which was collected during the first quarter of 2020.
Contract Balances
The following table reflects the contract assets in the Company's consolidated balance sheets as of December 31, 2019 and 2018 (in thousands):

	2019	2018
Accounts receivable - contracts with customers	$9,243	$7,927
Accounts receivable - leases	8	15
Total accounts receivable - trade, net	$9,251	$7,942
(l) Derivative Financial Instruments
The Company accounts for derivative financial instruments in accordance with ASC 815, Derivatives and Hedging, which requires the Company to recognize all derivative instruments on the balance sheet as either assets or liabilities and to measure them at fair value each reporting period unless they qualify for a normal purchase normal sale exception. The Company uses interest rate swaps to manage its interest rate exposure on long-term debt, which are not designated as cash flow hedges. Changes in the fair value of non-hedge derivatives are immediately recognized in earnings. See note 5, Accounting for Derivative Instruments and Hedging Activities, for more information.
(m) Risks and Uncertainties
Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable – trade, accounts receivable – affiliate, and derivative instruments. Accounts receivable are concentrated with residential, commercial, and municipal customers. The energy industry may impact the Company’s overall exposure to credit risk, either positively or negatively, in that the customer may be similarly affected by changes in economic, industry, or other conditions. Municipal entities are generally subject to budget decisions made at superior governmental levels, which may impede or delay the Company’s collection of accounts receivable from these customers. However, the Company believes that the credit risk posed by such concentrations is offset by the diversification and creditworthiness of its customer base. The Company is exposed to credit losses in the event of noncompliance by counterparties on its derivative financial instruments.
Due to the concentration of sales of RECs to PML, the Company is exposed to credit risk of potential nonperformance by them, which could impact liquidity if this customer were to experience financial difficulties. As of December 31, 2019 and 2018, accounts receivable – trade with PML totaled $5.8 million and $5.5 million, respectively. The maximum amount of loss due to credit risk, should the customer fail to perform, is the amount of the outstanding receivable, and any losses associated with replacing this customer.
Risks associated with the Company’s operations include the performance of a solar installation below expected levels of efficiency and output, shutdowns due to the breakdown or failure of equipment, or catastrophic events such as fires, earthquakes, floods, explosions, pandemics, or other similar occurrences affecting a power generation installation or its energy purchaser.
(n) Fair Value of Financial Instruments
The Company accounts for the fair value of financial instruments in accordance with ASC 820, Fair Value Measurement, or ASC 820. The Company does not hold or issue financial instruments for trading purposes. The carrying amounts of cash, restricted cash, accounts receivable – trade, accounts receivable – affiliate, accounts payable – trade, accounts payable – affiliate and accrued liabilities approximate fair value because of the short-term maturity of these instruments and are classified as Level 1 within the fair value hierarchy.

Exhibit 99.1

Derivative instruments consisting of interest rate swaps are recorded at fair value on the Company’s consolidated balance sheet on a recurring basis and are classified as Level 2 within the fair value hierarchy as the fair value can be determined based on observable values of underlying interest rates. The fair value of each contract is discounted using a risk free interest rate. In addition, the Company applies a credit reserve to reflect credit risk, which for interest rate swaps is calculated utilizing the bilateral method based on published default probabilities. The credit reserve is added to the discounted fair value to reflect the exit price that a market participant would be willing to receive to assume the Company's liabilities or that a market participant would be willing to pay for the Company's assets. For further discussion of interest rate swaps, see note 5, Accounting for Derivatives Instruments and Hedging Activities.
The carrying value of long-term debt approximates fair value at December 31, 2019 and 2018 as the debt carries a variable interest rate. The carrying value of short-term debt – affiliate approximates fair value at December 31, 2019 and 2018 due to its short-term maturity. The fair values of long-term debt and short-term debt – affiliate are based on current interest rates for similar instruments with equivalent credit quality and is classified as Level 3 inputs within the fair value hierarchy.
ASC 820 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three levels as follows:
•Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access as of the measurement date.
•    Level 2 – Inputs other than quoted prices included within Level 1 that are directly observable for the asset or liability or indirectly observable through corroboration with observable market data.
•    Level 3 – Unobservable inputs for the asset or liability only used when there is little, if any, market activity for the asset or liability at the measurement date.
In accordance with ASC 820, the Company determines the level in the fair value hierarchy within which each fair value measurement in its entirety falls, based on the lowest level input that is significant to the fair value measurement in its entirety.
(o) Commitments and Contingencies
In the normal course of business, the Company is subject to various claims and litigation. Management of the Company expects that these various litigation items will not have a material adverse effect on the results of operations, cash flows, or financial position of the Company.
(p) Asset Retirement Obligations
The Company accounts for its asset retirement obligations, or AROs, in accordance with ASC 410-20, Asset Retirement Obligations, or ASC 410-20. Retirement obligations associated with long-lived assets included within the scope of ASC 410-20 are those for which a legal obligation exists under enacted laws, statutes, and written or oral contracts, including obligations arising under the doctrine of promissory estoppel, and for which the timing and/or method of settlement may be conditional on a future event. ASC 410-20 requires the Company to recognize the fair value of a liability for an ARO in the period in which it is incurred and a reasonable estimate of fair value can be made.
Upon initial recognition of a liability for an ARO, the Company capitalizes the asset retirement cost by increasing the carrying amount of the related long-lived asset by the same amount. Over time, the liability is accreted to its future value, while the capitalized cost is depreciated over the useful life of the related asset. The Company’s AROs are the estimated cost to remove the above ground solar equipment and restore the site to conditions similar to the surrounding parcels.
The following table represents the balance of the ARO obligation as of December 31, 2019 and 2018, along with the additions and accretion expense related to the Company's ARO for the year ended December 31, 2019 (in thousands):

Balance as of December 31, 2018	$1,953
Additions	2,127
Accretion expense	196
Balance as of December 31, 2019	$4,276
(q) Comprehensive Income
The Company’s total comprehensive income is equal to its net income for the years ended December 31, 2019 and 2018.

Exhibit 99.1

(r) Redeemable Noncontrolling Interests
The tax equity investor in the Chestnut Fund, Firstar, has the right to redeem its interests for cash or other assets and accordingly, the Company has included the noncontrolling interest attributable to Firstar as a component of temporary equity in the mezzanine section of the consolidated balance sheets. The following table reflects the changes in the Company's redeemable noncontrolling interest balance for the years ended December 31, 2019 and 2018 (in thousands):

Balance as of December 31, 2017	$6,517
Cash contributions	44,266
Cash distributions	(928)
Net loss attributable to noncontrolling interest	(50,149)
Balance as of December 31, 2018	$(294)
Cash contributions	1,724
Cash distributions	(1,591)
Net loss attributable to noncontrolling interest	(576)
Balance as of December 31, 2019	$(737)
(s) Tax Equity Arrangements
The Company has determined that the appropriate methodology for calculating its noncontrolling interest and redeemable noncontrolling interest is a balance sheet approach using the hypothetical liquidation at book value, or HLBV, method. Under the HLBV method, the amount reported as noncontrolling interests and redeemable noncontrolling interests represent the amount that each tax equity investor would hypothetically receive at each balance sheet date under the liquidation provisions of the contractual agreements assuming the net assets were liquidated at their recorded amounts determined in accordance with GAAP. The tax equity investors' interest in the results of operations are determined as the difference in the noncontrolling interest or redeemable noncontrolling interest at the start and end of each reporting period, after taking into account any capital transactions. The calculations utilized to apply the HLBV method include estimated calculations of taxable income or losses for the reporting period. These amounts are reconciled to the taxable income or loss included within the tax return once the tax return is filed.
(t) Use of Estimates
The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Exhibit 99.1

(3) Tax Equity Arrangements
(a) Chestnut Fund
The Company's wholly owned subsidiary Chestnut Class B LLC is the Class B Member and the Managing Member of the Chestnut Fund tax equity arrangement and it conducts and directs all operating activities of the fund. The Investor Member is Firstar. Chestnut Fund is a VIE and Chestnut Class B LLC is the primary beneficiary due to its role as Managing Member and the ability to direct the activities that most significantly impact the economics of the tax equity arrangement.
The summarized financial information for Chestnut Fund as of December 31, 2019 and 2018 is as follows (in thousands):

	2019	2018
Current assets	$14,596	$13,490
Property, plant, and equipment, net	175,492	182,416
Intangible asset for power purchase agreement, net	1,367	1,427
Right-of-use assets, net	22,817	—
Other non-current assets	311	310
Total assets	214,583	197,643
Accounts payable – affiliate	651	3,473
Long-term lease liabilities	22,753	—
Other current and non-current liabilities	3,110	7,290
Total liabilities	26,514	10,763
Redeemable noncontrolling interests	(737)	(294)
Net assets less redeemable noncontrolling interests	$188,806	$187,174
(b) CS4 Fund
The Company's wholly owned subsidiary Renew Solar CS4 Class B LLC is the Class B Member and Managing Member of the CS4 Fund tax equity arrangement, and conducts and directs all operating activities of the fund. The Investor Member is PNC. CS4 Fund is a VIE and Renew Solar CS4 Class B LLC is the primary beneficiary due to its role as Managing Member and the ability to direct the activities that most significantly impact the economics of the tax equity arrangement.
The summarized financial information for CS4 Fund as of December 31, 2019 and 2018 is as follows (in thousands):

	2019	2018
Current assets	$6,573	$—
Property, plant, and equipment, net	156,684	43,274
Right-of-use assets, net	11,950	—
Total assets	175,207	43,274
Accounts payable – affiliate	67,739	57,126
Long-term lease liabilities	11,950	—
Other current and non-current liabilities	6,283	2,750
Total liabilities	85,972	59,876
Noncontrolling interests	1,061	(1,652)
Net assets less noncontrolling interests	$88,174	$(14,950)

Exhibit 99.1

(4) Property, Plant, and Equipment
The Company’s major classes of property, plant, and equipment as of December 31, 2019 and 2018 were as follows (in thousands):

	2019	2018	Depreciable lives
Plant equipment	$300,747	$184,558	10 - 30 years
Construction in progress	45,488	68,564	—
Total property, plant, and equipment	346,235	253,122
Less accumulated depreciation	(14,059)	(5,363)
Net property, plant, and equipment	$332,176	$247,759

(a) Chestnut Fund
Chestnut Fund purchased its solar installations through the acquisition of membership interests in its subsidiaries from Clearway Renew. During 2017 through 2019, the purchase price of the acquired property, plant, and equipment was $259.4 million. As of December 31, 2018, $5.8 million of the purchase price was payable to Clearway Renew and was recorded on the Company's consolidated balance sheets in accounts payable – affiliate. As described in note 2, Summary of Significant Accounting Policies, the acquisitions were a transfer of assets under common control. Accordingly, the assets are recorded at Clearway Renew's historical cost. The purchase price less the historical cost is recorded as a developer fee and a corresponding reduction to equity. In addition, AROs totalling $1.5 million have been recorded by Chestnut Fund upon acquisitions and are included in property, plant, and equipment. In 2018, $997 thousand was recorded as a reduction to property, plant, and equipment for a NYSERDA government incentive award related to the Minisink Solar 1 LLC and Minisink Solar 2 LLC facilities reaching commercial operation. For additional information on the award, see note 2(k), Revenue Recognition.

Exhibit 99.1

Chestnut Fund completed the following acquisitions of membership interests in its subsidiaries with the purchase price allocated primarily to property, plant, and equipment (in thousands):

Project company	Purchase price	Historical cost	Developer fee	Acquisition date	Placed in service date
Black Cat Road Solar, LLC	$5,183	$3,666	$1,517	August 14, 2017	August 30, 2017
Brook St Solar 1, LLC	25,593	18,192	7,401	August 14, 2017	September 6, 2017
Solar Mule, LLC	4,211	3,142	1,069	September 1, 2017	September 18, 2017
Big Lake Holdco LLC	18,583	14,559	4,024	August 14, 2017	October 1, 2017
Solar West Shaft LLC	4,550	3,189	1,361	August 14, 2017	October 10, 2017
DG Foxborough Elm LLC (a)	10,183	7,838	2,345	September 27, 2017	October 12, 2017
Redbrook Solar 1 LLC	21,090	15,415	5,675	September 27, 2017	November 9, 2017
Northfield Holdco LLC	17,639	12,742	4,897	October 27, 2017	December 1, 2017
Waterford Holdco LLC	9,218	6,453	2,765	October 27, 2017	December 1, 2017
Center St Solar 1 LLC	13,529	10,042	3,487	August 14, 2017	December 21, 2017
TOS Solar 1, LLC	2,023	1,328	695	October 27, 2017	December 30, 2017
TOS Solar 2, LLC	4,210	3,014	1,196	October 27, 2017	December 30, 2017
Stafford St Solar 1, LLC	10,367	7,608	2,759	August 14, 2017	December 31, 2017
Stafford St Solar 3, LLC	5,448	4,002	1,446	August 14, 2017	December 31, 2017
ETCAP NES CS MN 02 LLC	3,147	2,301	846	January 25, 2018	May 1, 2018
ETCAP NES CS MN 06 LLC	10,684	7,680	3,004	January 25, 2018	May 1, 2018
Stafford St Solar 2, LLC	10,553	7,788	2,765	August 14, 2017	May 9, 2018
Bullock Road Solar 1, LLC	20,687	15,205	5,482	August 14, 2017	July 25, 2018
Mapleton Solar LLC	14,235	10,056	4,179	March 29, 2018	September 1, 2018
Osakis Solar LLC	18,993	13,663	5,330	March 29, 2018	September 1, 2018
Solar Wauwinet LLC	5,345	4,091	1,254	October 27, 2017	September 17, 2018
Minisink Solar 1 LLC	7,746	5,174	2,572	January 25, 2018	October 26, 2018
Minisink Solar 2 LLC	8,673	5,786	2,887	January 25, 2018	October 31, 2018
DG Marathon LLC	7,474	4,540	2,934	September 27, 2017	January 4, 2019
Total acquisitions	259,364	187,474	71,890
less: 2017 acquisitions	194,744	133,081	61,663
less: 2018 acquisitions	64,361	55,683	8,678
2019 acquisitions	$259	$(1,290)	$1,549

(a) Included in the historical cost of Foxborough is $1.5 million for an intangible asset, as described further in note 2(f), Summary of Significant Accounting Policies.
(b) CS4 Fund
CS4 Fund purchased its solar installations through the acquisition of membership interests in its subsidiaries from CS4 Seller, a wholly owned subsidiary of the Company. CS4 Seller funded the construction of the projects through borrowings under the financing arrangement for CS4 Borrower, as further described in note 6, Long-term Debt. The purchase price of the acquired property, plant, and equipment was $165.0 million and $71.2 million in 2019 and 2018. As described in note 2, Summary of Significant Accounting Policies, the acquisitions were transfers of assets under common control. Accordingly, the assets are recorded at CS4 Seller's historical cost. The purchase price less the historical cost was recorded as a developer fee and a corresponding reduction to equity. In addition, the Company recorded an ARO of $2.1 million and $274 thousand in 2019 and 2018, respectively, which is included in property, plant, and equipment. In 2019, $2.8 million was recorded as a reduction to property, plant, and equipment for a NYSERDA government incentive award related to the five New York solar facilities reaching commercial operation. For additional information on the award, see note 2(k), Revenue Recognition.

Exhibit 99.1

CS4 Fund completed the following acquisitions of membership interests in its subsidiaries, with the purchase price allocated primarily to property, plant, and equipment (in thousands):

Project company	Purchase price	Historical cost	Developer fee	Acquisition date	Placed in service date
Montevideo Solar LLC	$18,019	$12,059	$5,960	November 29, 2018	January 1, 2019
Underhill Solar LLC	6,771	4,205	2,566	December 20, 2018	March 18, 2019
Bluestone Solar LLC	6,845	4,575	2,270	December 20, 2018	March 27, 2019
Chisago Holdco LLC	10,993	6,649	4,344	December 20, 2018	May 1, 2019
Frontenac Holdco LLC	19,121	12,006	7,115	December 20, 2018	May 1, 2019
CMR Solar LLC	8,484	4,944	3,540	December 20, 2018	May 10, 2019
Sartell Solar LLC	20,757	13,733	7,024	February 19, 2019	June 1, 2019
Grabinski Solar LLC	6,457	4,053	2,404	June 27, 2019	July 25, 2019
Clara City Solar LLC	4,226	2,670	1,556	July 31, 2019	September 1, 2019
New Munich Solar LLC	5,326	3,671	1,655	July 31, 2019	September 1, 2019
Olinda Trail Solar LLC	5,420	3,360	2,060	July 31, 2019	September 1, 2019
Rollingstone Holdco LLC	20,282	10,609	9,673	June 27, 2019	September 1, 2019
Stearns Solar I LLC	5,385	3,675	1,710	July 31, 2019	September 1, 2019
Wabasha Solar LLC	4,966	3,064	1,902	July 31, 2019	September 1, 2019
Wabasha Solar II LLC	4,998	2,566	2,432	July 31, 2019	September 1, 2019
Wabasha Solar III LLC	4,735	2,516	2,219	July 31, 2019	September 1, 2019
Winona Solar I LLC	4,632	2,985	1,647	July 31, 2019	September 1, 2019
Winona Solar II LLC	4,928	2,954	1,974	July 31, 2019	September 1, 2019
Mount Hope Solar 1 LLC	8,253	5,589	2,664	June 27, 2019	October 9, 2019
Rounseville Solar 1, LLC	13,417	8,137	5,280	July 31, 2019	November 14, 2019
Wilmarth Lane Solar 1 LLC	26,775	17,088	9,687	May 31, 2019	N/A (a)
Partridgeville Road Solar 1 LLC	19,712	13,230	6,482	November 30, 2019	N/A (a)
Eastman Street Solar 1 LLC	5,681	3,704	1,977	June 27, 2019	N/A (a)
Total acquisitions	236,183	148,042	88,141
less: 2018 acquisitions	71,160	40,365	30,795
2019 acquisitions	$165,023	$107,677	$57,346

(a) Projects have not yet been placed in service.

(5) Accounting for Derivative Instruments and Hedging Activities
(a) Interest Rate Swaps
In accordance with the financing agreements described in note 6, Long-Term Debt, Chestnut Fund Borrower and CS4 Borrower each entered into a series of fixed for floating forward interest rate swaps for at least 80% and not more than 105% of the expected borrowings under the term loans, intended to hedge the risks associated with floating interest rates. Chestnut Fund and CS4 Borrower will pay their counterparties the equivalent of a fixed interest payment on a predetermined notional value, and quarterly each borrower will receive the equivalent of a floating interest payment based on a three-month LIBOR from the effective date through the maturity date.

Exhibit 99.1

(b) Volumetric Underlying Derivative Transactions
The notional amount of the interest rate swaps decreases in proportion to the loans. The following table summarizes the outstanding notional amounts and terms of the interest rate swaps as of December 31, 2019 and 2018:

	Notional amount
	(in thousands)
Effective date	2019	2018	Fixed Rate	Maturity Date
January 31, 2019	$44,063	$46,869	2.380%	January 30, 2040
January 31, 2019	11,341	11,755	2.502%	January 30, 2041
January 31, 2019	28,695	29,742	2.495%	January 30, 2041
January 30, 2019	9,921	7,709	3.065%	October 30, 2041
January 30, 2019	22,919	—	2.903%	October 30, 2041
April 15, 2019	5,179	5,252	3.181%	July 15, 2035
April 15, 2019	7,768	7,878	3.181%	July 15, 2035
April 15, 2019	7,768	7,878	3.181%	July 15, 2035
August 28, 2019	16,640	—	1.601%	January 15, 2043
August 28, 2019	24,960	—	1.601%	January 15, 2043
August 28, 2019	24,960	—	1.601%	January 15, 2043
	$204,214	$117,083
(c) Fair Value of Derivative Transactions
The following table summarizes the Company’s derivative assets and liabilities on the consolidated balance sheets as of December 31, 2019 and 2018 (in thousands):

	2019	2018
Derivatives not designated as cash flow hedges:
Derivative assets:
Interest rate contracts current	$155	$184
Interest rate contracts long-term	2,599	1,489
Total assets	$2,754	$1,673
Derivative liabilities:
Interest rate contracts current	$862	$72
Interest rate contracts long-term	7,712	992
Total liabilities	$8,574	$1,064
(d) Impact of Derivative Instruments on the Consolidated Statements of Operations
The Company's interest rate derivative instruments are not designated as cash flow hedges. The effect of interest rate hedges is recorded to interest expense. For the years ended December 31, 2019 and 2018, the impact to the consolidated statements of operations was a loss of $6.4 million and a gain of $468 thousand, respectively.

Exhibit 99.1

(6) Long-Term Debt
(a) Chestnut Borrower Credit Agreement
In July 2017, the Company entered into a credit agreement with Deutsche Bank AG, (subsequently amended in June 2018), for term loans of up to $120.3 million and letters of credit of up to $7.5 million. In January 2019, the letters of credit commitment amount under the credit agreement was increased to $7.9 million. The loans bear annual interest at a rate of LIBOR plus an applicable margin, which is 2.50% per annum through the fifth anniversary of the financial closing date, or July 2022, and 2.75% per annum thereafter through the maturity date in March 2024. In addition to interest on the outstanding borrowings, the Company will pay a commitment fee on the unused portions of the term loan and letter of credit commitments equal to 0.75% per year. The borrowings are secured by the Company's interests in the project companies.
As of December 31, 2019, the Company had issued a letter of credit for a commitment of $7.9 million to support the Company’s debt service reserve requirements. The Company pays a letter of credit fee of 2.50% per annum on issued amounts under the letter of credit facility on a quarterly basis, which is recorded in interest expense in the consolidated statements of operations.
As of December 31, 2019 and 2018, long-term debt consists of the following (in thousands):

	2019	2018
Total long-term debt (including current maturities)	$115,576	$117,570
Less current maturities	(8,483)	(5,646)
Less debt issuance costs, net	(3,661)	(4,368)
Long-term debt	$103,432	$107,556
Distributions from the Company are subject to compliance with the terms and conditions defined in the credit agreement, including a covenant to meet a required debt service coverage ratio of at least 1.20 to 1.0. At December 31, 2019, the Company was in compliance with various restrictive covenants defined in the credit agreement.
Long-term debt maturities as of December 31, 2019 are summarized as follows (in thousands):

Year ending December 31:
2020	$8,483
2021	8,168
2022	7,876
2023	6,641
2024	84,408
$115,576

Exhibit 99.1

(b) CS4 Borrower Credit Agreement
In September 2018, the Company entered into a credit agreement with three financial institutions for construction loans up to $97.4 million that partially converted to a term loan on June 27, 2019, an investment tax credit bridge loan, or ITC bridge loan, for up to $89.9 million and letter of credit facilities up to $4.9 million. The construction loan and the ITC bridge loan both have an interest rate of LIBOR plus an applicable margin of 1.75% per annum. The ITC bridge loan matures upon the conversion of the construction loans to a term loan. The Company pays quarterly commitment fees of 0.625% per annum on any unused portion of all of the financing commitments described above, with the exception of the term loan. The term loan will bear annual interest at a rate of LIBOR plus an applicable margin, which is 2.00% per annum through the third anniversary of the term conversion, and 2.25% per annum thereafter through the maturity date in June 2026. The construction loan and the ITC bridge loan, and the future term loan, will be secured by the Company's membership interests in the project companies.
As of December 31, 2019, the Company had issued a letter of credit for a commitment of $3.3 million to support the Company's debt service requirements. The Company pays an availability fee of 2.00% per annum on issued amounts under the letter of credit facility on a quarterly basis, which is recorded in interest expense in the consolidated statement of operations.
As of December 31, 2019, long-term debt consists of the following (in thousands):

	2019	2018
Term loan	$53,777	$—
Construction loan	20,483	20,387
ITC bridge loan	29,313	32,164
Total long-term debt (including current maturities)	103,573	52,551
Less current maturities	(32,513)	(21,404)
Less debt issuance costs	(4,880)	(5,425)
Long-term debt	$66,180	$25,722
Distributions from the Company are subject to compliance with the terms and conditions defined in the credit agreement, including a covenant to meet a required debt service coverage ratio of at least 1.20 to 1.0. As of December 31, 2019, the Company was in compliance with the various restrictive covenants defined in the credit agreement.
Long-term debt maturities as of December 31, 2019 are summarized as follows (in thousands):

Year ending December 31:
2020	$32,513
2021	3,513
2022	3,281
2023	2,408
2024	2,397
Thereafter	59,461
$103,573

Exhibit 99.1

(7) Related Party Transactions
The Company has the following related party transactions and relationships in addition to the acquisition of solar energy systems from Clearway Renew described in note 4, Property, Plant, and Equipment and renewable energy certificate revenue described in note 2(k), Summary of Significant Accounting Policies. Amounts due to related parties are recorded as accounts payable – affiliate and amounts due to the Company from related parties are recorded as accounts receivable – affiliate on the Company’s consolidated balance sheets. These account balances are netted by affiliate party.
Both Chestnut Fund and CS4 Fund have asset management agreements with Solar Asset Management LLC, a subsidiary of Clearway Renew, where Solar Asset Management LLC performs administrative services related to the acquired project companies and receives an asset management fee in an annual amount per project. The Funds will also reimburse Solar Asset Management LLC for certain out-of-pocket costs. Chestnut Fund incurred costs under the agreement of $196 thousand and $185 thousand for the years ended December 31, 2019 and 2018, respectively. CS4 Fund incurred costs under the agreement of $106 thousand and $0 thousand for the years ended December 31, 2019 and 2018, respectively. These costs are included in cost of operations – affiliate in the consolidated statements of operations.
Both Chestnut Fund and CS4 Fund have operations and maintenance agreements with Clearway Renewable Operation & Maintenance LLC, or RENOM, a subsidiary of Clearway Energy Group, to operate and maintain the PV Systems owned by the acquired project companies. RENOM receives a fee in a set annual amount for each project plus reimbursable costs, with an annual escalation of 2.25%. The fee is also subject to adjustments for additional site maintenance, panel washing and replacement costs. Chestnut Fund incurred costs under the agreement of $899 thousand and $488 thousand for the years ended December 31, 2019 and 2018, respectively. CS4 Fund incurred costs under the agreement of $201 thousand and $0 thousand for the years ended December 31, 2019 and 2018, respectively. These costs are included in cost of operations – affiliate in the consolidated statements of operations.
Subject to both the the Chestnut Fund and CS4 Fund Limited Liability Company Agreements, in the event that additional working capital is required by to cause the assets to be properly operated and maintained and to pay for the costs, expenses, obligations and liabilities of Chestnut Fund and CS4, then the Company shall have the right, but not the obligation, to provide all or part of the funds needed by the Company in the form of member loans. These loans were funded through intercompany borrowings from the Company's Class B Member, Renew DG Holdings. As of December 31, 2019 and 2018, $1.6 million was outstanding under member loans for each of the years, which was recorded in short-term debt – affiliate on the consolidated balance sheets.
(8) Leases
The projects owned by the Company entered into various land lease agreements where their respective solar energy facilities are located. During the terms of the leases, the Company will operate the solar energy facilities to supply electric energy to the customers of the previously described community solar installations. The Company is responsible for all operating costs, repairs and maintenance, and insurance related to the facilities. These costs are included in cost of operations in the consolidated statements of operations.
Lease expense for the year ended December 31, 2019 was comprised of the following (in thousands):

2019
Operating lease cost	$2,148
Variable lease cost	90
Total lease cost	$2,238
Lease expense under operating leases was $2.4 million for the year ended December 31, 2018.

Exhibit 99.1

Operating lease information as of December 31, 2019 was as follows (in thousands, except term and rate):

2019
ROU assets - operating leases, net	$34,767

Short-term lease liability - operating leases	$500
Long-term lease liability - operating leases	34,703
Total lease liability	$35,203

Cash paid for operating leases	$1,875
Weighted average remaining lease term	25 years
Weighted average discount rate	4.17%
Maturities of operating lease liabilities as of December 31, 2019 are as follows (in thousands):

2020	$1,925
2021	1,966
2022	2,019
2023	2,051
2024	2,086
Thereafter	48,073
Total lease payments	$58,120
Less imputed interest	(22,917)
Total lease liability - operating leases	$35,203
Future minimum payments under noncancelable land leases as of December 31, 2018 under ASC 840 were as follows (in thousands):

Year ending December 31:
2019	$1,581
2020	1,653
2021	1,680
2022	1,738
2023	1,766
Thereafter	37,521
Total lease payments	$45,939

(9) Subsequent Events
The Company has evaluated subsequent events from the balance sheet date through March 30, 2020, the date at which the consolidated financial statements were available to be issued, and determined that there are no other items to disclose.